                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               ELECTROGLAS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

July 17, 1997

To Our Stockholders,

Attached you will find a proxy statement for our upcoming special meeting, scheduled for August 27, 1997. In this Proxy, we have requested your support for a measure to adopt the Company's 1997 Stock Incentive Plan authorizing a total of 750,000 shares as a replacement for the Company's 1993 Long-Term Stock Incentive plan expiring on June 30, 1998. As you may remember, at our annual meeting held on May 20, 1997, we solicited your support for a replacement plan seeking an initial number of shares of 500,000 and an annual increase of 3 1/2 % of shares outstanding in each subsequent year over the life of the plan. This proposal was not approved at the annual meeting. Accordingly, we are soliciting your approval for the number of shares we feel will support our projected growth for a period of two years.

We are writing to request your assistance by casting a favorable vote on this measure. We believe that this request is critical to Electroglas' future for many reasons, some of which we have addressed below.

-- Electroglas competes in the highly competitive semiconductor capital equipment industry. Since 1992, Electroglas has grown from $55 million in sales to $152 million in 1996. Correspondingly, our employment base has increased from 391 in 1992 to more than 650 today. Our current and future growth is dependent upon our ability to attract and retain experienced and motivated employees. With our principal operations located in "Silicon Valley", along with many peer semiconductor equipment and other fast-growing technology companies, we believe it is crucial to utilize our stock option program in attracting and retaining talented individuals. Our ability to grant stock options gives our employees an opportunity to participate in the success of the company and a real incentive to make sure Electroglas maintains our market leadership. Since our Initial Public Offering (IPO) on June 30, 1993, we have granted approximately 3,200,000 stock options to new and existing employees. As of June 16, 1997, our remaining pool of options available for grant is approximately 27,000 shares. As we expect to continue to add employees to support our future growth, it is imperative that we have the option pool available to continue to offer this incentive.

-- We believe a great deal of value can be realized from merger and acquisition activities coming from the retention of talented employees as a result of business combinations. During May, 1997, for example, Electroglas acquired Knights Technology Inc. as part of our strategy to broaden our existing portfolio of technology solutions for our customers. With such an acquisition, it was critical to have a sufficient number of options to offer competitive option packages to retain key individuals in this transaction.

We urgently solicit your support for our request to approve the 1997 Stock Incentive Plan. We believe this measure is vital to the Company's continued success. We request that you return your proxy today with a vote in favor of this measure.

If we can provide any further information on this matter, please do not hesitate to call. You may call Gail Pagano, Investor Relations or Armand Stegall, Chief Financial Officer at 408-727-6500.

Thank you for your prompt response.

Sincerely,


Curt Wozniak                                           Neil Bonke
Chief Executive Officer                                Chairman

                               ELECTROGLAS, INC.
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 27, 1997

To the Stockholders of Electroglas, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Electroglas, Inc., a Delaware corporation (the "Company"), will be held On Wednesday, August 27, 1997 at 9:00 am California time. The meeting will be held at the Company's principal executive offices at 3045 Stender Way, Santa Clara, California 95054, for the following purposes:

          1. APPROVAL OF THE ELECTROGLAS, INC. 1997 STOCK INCENTIVE PLAN; and

          2. To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

     The Board of Directors has fixed the close of business on July 9, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE SPECIAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE SPECIAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Armand J. Stegall
                                          Secretary

Santa Clara, California
July 17, 1997

                               ELECTROGLAS, INC.
                              2901 CORONADO DRIVE
                         SANTA CLARA, CALIFORNIA 95054
                            ------------------------

                                PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of Electroglas, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held on Wednesday, August 27, 1997, at 9:00 a.m., California time, at the Company's principal executive offices, 3045 Stender Way, Santa Clara, California 95054, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Special Meeting.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Armand J. Stegall) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

     The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Special Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Special Meeting to beneficial owners of the Company's Common Stock. The Company has retained Corporate Investor Communications, a proxy solicitation firm, to assist in the solicitation of proxies for a fee not to exceed $5,000, plus customary out-of-pocket expenses. The Company may conduct further solicitation personally, by telephone or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

     The close of business on July 9, 1997 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Special Meeting. As of the close of business on the Record Date, the Company had approximately 19,086,888 shares of Common Stock outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting of a majority, or approximately 9,543,445 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters.

     An automated system administered by the Company's transfer agent will tabulate votes cast by proxy at the Special Meeting, and an employee of the Company will tabulate votes cast in person at the Special Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

                                 PROPOSAL NO. 1

                       APPROVAL OF THE ELECTROGLAS, INC.
                           1997 STOCK INCENTIVE PLAN

GENERAL

     The Company's stockholders are being asked to approve the adoption of the Company's 1997 Stock Incentive Plan (the "Incentive Plan") as a replacement for the Company's 1993 Long-Term Stock Incentive Plan which expires on June 30, 1998.

     The Incentive Plan is intended to enable the Company and its Related Entities (as defined in the Plan) to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, to promote the success of the Company's business, and to increase stockholder value by further aligning the interests of key employees with the interests of the Company's stockholders by providing an opportunity to benefit from stock price appreciation that generally accompanies improved financial performance. The Board of Directors believes that the Company's long term success is dependent upon the ability of the Company and its Related Entities to attract and retain superior individuals who, by virtue of their ability and qualifications, make important contributions to the Company and its Related Entities.

     Initially, a total of 750,000 shares of Common Stock (the "Shares") have been reserved for issuance under the Incentive Plan. The maximum aggregate number of Shares available for grant of incentive stock options is 500,000 Shares. The Incentive Plan will terminate on June 16, 2007, unless earlier terminated by the Board.

     The affirmative vote of a majority of the shares present in person or by proxy at the Special Meeting and entitled to vote is required for adoption of Proposal No. 1. For purposes of the vote on Proposal No. 1, abstentions will have the same effect as votes against the proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
                        OF THE 1997 STOCK INCENTIVE PLAN

     A general description of the principal terms of the Incentive Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the Incentive Plan, a copy of which is attached to this Proxy Statement as Exhibit A and is incorporated by reference herein.

GENERAL DESCRIPTION

     The Incentive Plan provides for the grant of options, SARs, dividend equivalent rights, restricted stock, and awards which may be earned in whole or in part upon attainment of performance criteria established by the Incentive Plan administrator. The maximum number of Shares with respect to which options and SARs may be granted to an employee of the Company during a fiscal year of the Company is 500,000 Shares.

     The Incentive Plan is administered, with respect to grants to directors, officers, consultants, and other employees, by the plan administrator (the "Administrator"), defined as the Board or one or more committees designated by the Board. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board may authorize one or more officers to grant Awards, subject to certain limitations, to employees or consultants who are neither directors nor officers of the Company.

     The Board may at any time amend, suspend or terminate the Incentive Plan. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code of 1986, as amended (the "Code") the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein, the

Company shall obtain stockholder approval of any amendment to the Incentive Plan in such a manner and to such a degree as required.

     Stock options granted under the Incentive Plan may be either incentive stock options under the provisions of Section 422 of the Code, or non-qualified stock options. Incentive stock options may be granted only to employees of the Company or any parent or subsidiary corporation of the Company. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the Incentive Plan, Awards may be granted to such employees, directors or consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

     Under the Incentive Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the grantee only by the grantee. However, the Incentive Plan permits the designation of beneficiaries by holders of incentive stock options. Other Awards shall be transferable to the extent provided in the Award agreement.

     The Incentive Plan authorizes the Administrator to select the employees, directors and consultants of the Company to whom Awards may be granted and to determine the terms and conditions of any Award; however, the term of an incentive stock option may not be for more than 10 years (or 5 years in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company). The Incentive Plan authorizes the Administrator to grant Awards at an exercise price determined by the Administrator. In the case of incentive stock options, such price cannot be less than 100% (or 110%, in the case of incentive stock options granted to any grantee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary corporation of the Company) of the fair market value of the Common Stock on the date the option is granted. In the case of non-qualified stock options, such price also cannot be less than 100% of the fair market value of the Common Stock on the date the option is granted. The exercise price is generally payable in cash, check, or, in certain circumstances, with a promissory note, with such documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of an Award and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or with shares of Common Stock. The aggregate fair market value of the Common Stock with respect to any incentive stock options that are exercisable for the first time by an eligible employee in any calendar year may not exceed $100,000.

     The Awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of the Company as specified in the agreements to be issued under the Incentive Plan. Except as provided in an Award agreement, the vesting schedule is accelerated and all Awards become fully vested, exercisable, and released from any restrictions on transfer and repurchase or forfeiture rights in the event of a Corporate Transaction, a Change in Control or a Subsidiary Disposition, each as defined in the Incentive Plan. Effective upon the consummation of the Corporate Transaction, all outstanding Awards under the Plan shall terminate unless assumed by the successor company or its parent. In the event of a Change in Control or a Subsidiary Disposition, each Award shall remain exercisable until the expiration or sooner termination of the Award term. The Incentive Plan also permits the Administrator to include a provision whereby the grantee may elect at any time while an employee, director or consultant to exercise any part or all of the Award prior to full vesting of the Award.

     Under the Incentive Plan, the Administrator may establish one or more programs under the Incentive Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an Award. The Administrator also may establish under the Incentive Plan separate programs for the grant of particular forms of Awards to one or more classes of grantees.

CERTAIN FEDERAL TAX CONSEQUENCES

     The following summarizes only the federal income tax consequences of stock options and shares of restricted stock granted under the Incentive Plan. State and local tax consequences may differ.

     The grant of a nonqualified stock option under the Incentive Plan will not result in any federal income tax consequences to the optionee or to the Company. Upon exercise of a nonqualified stock option, the optionee is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option price and the fair market value of the Shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the optionee. Any gain or loss on the optionee's subsequent disposition of the Shares of Common Stock will receive long or short-term capital gain or loss treatment, depending on whether the Shares are held for more than twelve months following exercise. The Company does not receive a tax deduction for any such gain. Capital gains currently are taxed at the same rates as ordinary income, except that the maximum marginal rate at which ordinary income is taxed to individuals is currently 39.6% and the maximum rate at which long-term capital gains are taxed is 28%.

     The grant of an incentive stock option under the Incentive Plan will not result in any federal income tax consequences to the optionee or to the Company. An optionee recognizes no federal taxable income upon exercising an incentive stock option ("ISO") (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an ISO, the tax consequences depend upon how long the optionee has held the Shares of Common Stock. If the optionee does not dispose of the Shares within two years after the ISO was granted, nor within one year after the ISO was exercised and Shares were purchased, the optionee will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the Shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

     If the optionee fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a "disqualifying disposition"). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than twelve months. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

     The "spread" under an ISO -- i.e., the difference between the fair market value of the Shares at exercise and the exercise price -- is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax.

     The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the Shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the recipient. Any gain or loss on the recipient's subsequent disposition of the Shares will receive long or short-term capital gain or loss treatment depending on whether the Shares are held for more than twelve months and depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain. Recipients of restricted stock may make an election under Internal Revenue Code Section 83(b) to recognize as ordinary compensation income in the year that such restricted stock is granted the amount equal to the spread between the amount paid for such stock and the fair market value on date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short term capital gain. The
Section 83(b) election must be made within thirty days from the time the restricted stock is issued.

     New Plan Benefits. As of the date of this Proxy Statement, no Outside Directors and no associates of any director or officer has been granted any options subject to shareholder approval of the proposed Incentive Plan. The benefits to be received pursuant to the Incentive Plan by the Company's directors, officers and employees are not determinable at this time.

DIRECTORS AND OFFICERS

     The following table sets forth certain information with respect to the officers and directors of the Company as of June 30, 1997:

         NAME              AGE                       POSITION
-----------------------    ---     ---------------------------------------------
Neil R. Bonke              55      Chairman of the Board
Curtis S. Wozniak          41      Chief Executive Officer and Director
Armand J. Stegall          53      Vice President -- Finance, Chief Financial
                                   Officer, Treasurer and Secretary
Joseph F. Dox              54      Director
Roger D. Emerick           56      Director
Robert J. Frankenberg      49      Director
Timothy Boyle              45      Vice President -- Engineering
Conor P. O'Mahony          40      Vice President -- Customer Operations
Joseph A. Savarese         59      Vice President -- Business Development
Phillip M. Truckle         41      Vice President -- Marketing
Daniel D. Welton           57      Vice President -- Manufacturing

     Neil R. Bonke has been Chairman of the Board of the Company since April 1993, and Chief Executive Officer from April 1993 through April 1996. Mr. Bonke was a Group Vice President of General Signal Corporation ("General Signal") and President of General Signal's Semiconductor Equipment Operations from September 1991 to July 1993. From 1990 to 1991, he was Chief Operating Officer of Cognex Corporation, a manufacturer of machine vision systems for the semiconductor and electronics industries and, from 1987 to 1990, was President of General Signal's Xynetics division, a group of semiconductor equipment manufacturing companies which included Electroglas. He has nineteen years of management assignments in the semiconductor equipment and semiconductor materials industries with domestic and international experience. Mr. Bonke currently serves on the Board of Directors of FSI International, a semiconductor equipment company, Sanmina, a contract electronics manufacturing company, and Speedfam, a semiconductor equipment company.

     Curtis S. Wozniak has been Chief Executive Officer of the Company since April 1996 and has been a Director of the Company since October 1994. He was President and Chief Operating Officer of Xilinx, Inc., a semiconductor manufacturer, from August 1994 to April 1996. From February 1984 to August 1994, Mr. Wozniak was employed by Sun Microsystems, Inc., a computer manufacturer, where he held various management positions, including Vice President, Marketing and Vice President, Engineering. Mr. Wozniak currently serves on the Board of Trustees of GMI Engineering and Management Institute.

     Armand J. Stegall has been Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary of the Company since April 1993. He was Vice President -- Finance of General Signal's Semiconductor Equipment Operations from September 1991 to July 1993 and Vice President -- Finance and Administration of the Electroglas division of General Signal from July 1990 to July 1993. From 1982 to 1990, he was Vice President and Unit Financial Officer of General Signal's Xynetics division.

     Joseph F. Dox has been a Director of the Company since October 1993. From June 1992 to December 1993, Mr. Dox was President and Chief Operating Officer of Novellus. From June 1989 to April 1992, he served as Senior Vice President, Finance and Administration and Secretary of Novellus, and from August 1987 to June 1989, he served as Vice President, Finance and Administration and Secretary of Novellus.

     Roger D. Emerick has been a Director of the Company since July 1993. He has been President, Chief Executive Officer and Director of Lam Research Corporation since 1982. In 1984, he was elected Chairman of the Board of Directors of Lam Research. Mr. Emerick is currently a Director of SEMI/SEMATECH.

     Robert J. Frankenberg has been a Director of the Company since July 1993. He was Chairman of the Board, Chief Executive Officer and President of Novell, Inc. from April 1994 to August 1996. From

September 1991 to April 1994, he was Vice President and General Manager of Hewlett-Packard Company's Personal Information Products Group. From 1990 to 1992, he was Vice President and General Manager of Hewlett-Packard's Personal Computation Business, from 1989 to 1991, was Vice President and General Manager of Hewlett-Packard's Information Networks Group and, from 1985 to 1989, was General Manager of Hewlett-Packard's Information Systems Group. Mr. Frankenberg currently serves on the Board of Directors of America Online, Caere Corporation, Daw Technologies, Metrix, Starlight Networks and Wall Data.

     Timothy Boyle joined the Company in May 1995 as Vice President -- Engineering and was named an officer of the Company in June 1997. From 1983 to 1995, he was employed by Measurex, a process control systems company, where he held a succession of key engineering and management positions. From 1981 to 1983, he was Vice President of Engineering at American Flow Systems, a flow meters company.

     Conor P. O'Mahony has been Vice President -- Customer Operations of the Company since March 1995 and was named an officer of the Company in June 1997. Mr. O'Mahony was Director of Sales and Customer Operations of the Company from July 1993 to March 1995. Mr. O'Mahony served in a similar capacity in the Electroglas division of General Signal from June 1992 to July 1993. From 1989 to 1992, he was International Business Manager of the Electroglas division and, from 1987 to 1989, was General Manager of the photomask production facility at General Signal's Xynetics/Ultratech Photomask unit.

     Joseph A. Savarese joined the Company as Vice President -- Business Development in June 1994 and was named an officer of the Company in June 1997. Mr. Savarese was President of General Signal's Assembly Technologies division from 1989 to 1994. From 1986 to 1989, he was Chief Operating Officer of Qualcorp, a test instrumentation manufacturer, and, from 1983 to 1986, he was Vice President, Operations for Forox Corporation, a manufacturer of precision photographic equipment. From 1968 to 1983, he was employed by Perkin-Elmer Corporation where he held various management positions, including Director of Engineering and Director of Microlithography Systems.

     Phillip M. Truckle has been Vice President -- Marketing of the Company since March 1996 and was named an officer of the Company in June 1997. Mr. Truckle was Director of Marketing of the Company from July 1993 to March 1996. Mr. Truckle served in a similar capacity in the Electroglas division of General Signal from April 1990 to July 1993. From 1987 to 1989, he was North American Sales Manager for the Electroglas division.

     Daniel D. Welton has been Vice President -- Manufacturing of the Company since July 1993 and was named an officer of the Company in June 1997. Mr. Welton served in a similar capacity in the Electroglas division of General Signal from 1989 to July 1993. He joined the manufacturing department of the predecessor of the Electroglas division in 1965 and served as Director of Manufacturing from 1984 to 1989.

RELATIONSHIPS AMONG DIRECTORS OR OFFICERS

     There are no family relationships among any of the directors or officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1996, the Board met five times. No director attended fewer than 75% of all the meetings of the Board and its committees on which he served after becoming a member of the Board. The Board has two committees: the Audit Committee and the Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

     The Audit Committee, which held four meetings in 1996, consists of Robert
J. Frankenberg and Joseph F. Dox. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which held five meetings in 1996, consists of Roger D. Emerick and Joseph F. Dox (beginning April 1996). Prior to April 1996 Curtis S. Wozniak was a member of the

Compensation Committee and attended one meeting. The Compensation Committee's functions are to establish and apply the Company's compensation policies with respect to its executive officers and administer the Company's Amended and Restated 1993 Employee Stock Purchase Plan and its 1993 LongTerm Stock Incentive Plan (the "Plan").

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any compensation for their services as directors. Directors who are not employees of the Company receive a $1,000 fee for attendance at each Board meeting (or committee meeting held on a separate day). In addition, directors who are not employees of the Company receive a $500 fee for attendance at each committee meeting conducted by telephone. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

     Under the Plan, each non-employee director is, upon election or re-election, automatically granted an option to purchase a number of shares of Common Stock equal to the product of 10,000 multiplied by the full number of years remaining in the non-employee director's current term. The exercise price per share of such options will equal 100% of the Fair Market Value (as defined in the Plan) of the Common Stock on the date of the grant of the option. Options granted have a maximum term of three years and become exercisable ratably in annual installments commencing on the date of grant over the number of full years in the non-employee director's remaining term for which he or she is elected or re-elected, or earlier in the event of death, disability or retirement after age 65.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 30, 1997, by (i) each stockholder known to the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors,
(iii) the Chief Executive Officer and the two other executive officers of the Company (collectively, the "Named Executive Officers") and (iv) all officers and directors of the Company as a group.

                                                                  SHARES BENEFICIALLY
                                                                        OWNED(1)
                                                                ------------------------
                                 NAME                            NUMBER       PERCENT(2)
        ------------------------------------------------------  ---------     ----------
        State of Wisconsin Investment Board(3)................  1,160,900         6.1%
          121 East Wilson Street
          Madison, Wisconsin 53707
        Third Avenue Value Fund, Inc.(4)......................  1,070,000         5.6
          c/o EQSF Advisors, Inc.
          767 Third Avenue
          New York, New York 10017-2023.......................    250,988         1.3
        Neil R. Bonke(5)
        Curtis S. Wozniak(6)..................................    161,798           *
        Armand J. Stegall(7)..................................     59,541           *
        Joseph F. Dox(8)......................................     35,000           *
        Roger D. Emerick(9)...................................     30,000           *
        Robert J. Frankenberg(10).............................     30,000           *
        All officers and directors as a group (11
          persons)(11)........................................    727,378         3.7%

---------------

  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

 (2) Percentage beneficially owned is based on 19,032,207 shares of Common Stock outstanding as of June 30, 1997.

 (3) Based on a Schedule 13G dated January 23, 1997, State of Wisconsin Investment Board, a Wisconsin corporation, has sole voting power with respect to 1,160,900 shares and sole dispositive power with respect to 1,160,900 shares of the Company's Common Stock as of December 31, 1996.

 (4) Based on a Schedule 13G dated February 13, 1997, Third Avenue Value Fund, Inc. has the right to receive dividends from, and the proceeds from the sale of the 1,070,000 shares of the Company's Common Stock. EQSF Advisors, Inc., a New York corporation, has sole voting power with respect to 1,070,000 shares and sole dispositive power with respect to 1,070,000 shares of the Company's Common Stock as of December 31, 1996.

 (5) Includes 248,334 options exercisable within 60 days of June 30, 1997.

 (6) Includes 58,827 options exercisable within 60 days of June 30, 1997.

 (7) Includes 44,756 options exercisable within 60 days of June 30, 1997.

 (8) Includes 10,000 options exercisable within 60 days of June 30, 1997.

 (9) Includes 30,000 options exercisable within 60 days of June 30, 1997.

(10) Includes 30,000 options exercisable within 60 days of June 30, 1997.

(11) Includes 571,837 options exercisable within 60 days of June 30, 1997.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION
                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth information on 1996, 1995 and 1994 compensation of each of the Named Executive Officers.

                                                                         LONG-TERM COMPENSATION
                                                                                 AWARDS
                                                                       --------------------------
                                         ANNUAL COMPENSATION                           SECURITIES
                                    ------------------------------     RESTRICTED      UNDERLYING      ALL OTHER
                                              SALARY       BONUS          STOCK         OPTIONS       COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR       ($)         ($)(1)      AWARD(S)($)        (#)             ($)
----------------------------------  ----     --------     --------     -----------     ----------     ------------
Curtis S. Wozniak(2)..............  1996     $212,500     $175,000     $1,612,500 (3)    500,000(4)      $4,750(5)
  Chief Executive Officer and       1995           --           --                              --             --
  Director                          1994           --           --                              --             --
Neil R. Bonke(6)..................  1996      277,992           --                       163,334(7)       4,500(8)
  Chairman                          1995      273,146      400,000                       100,000(9)       4,500(8)
                                    1994      259,846      300,000                        50,000(9)       4,620(8)
Armand J. Stegall.................  1996      159,815       51,000                        91,668(10)      4,500(11)
  Vice President -- Finance, Chief  1995      147,238       175,00                        50,000(12)      4,500(11)
  Financial Officer, Treasurer      1994      139,582      135,000                        20,000(12)      4,620(11)
  and Secretary

---------------

 (1) 1994 bonuses were earned in 1994 and paid in 1995, 1995 bonuses were earned in 1995 and paid in 1996, and 1996 bonuses were earned in 1996 and paid in 1997. Mr. Wozniak's 1996 bonus was guaranteed at the time of his appointment as the Company's Chief Executive Officer.

 (2) Mr. Wozniak became the Company's Chief Executive Officer in April 1996, his base annual salary for fiscal year 1996 was $325,000. Prior to becoming the Company's Chief Executive Officer Mr. Wozniak was a director of the Company.

 (3) Represents a total of 100,000 shares granted to Mr. Wozniak pursuant to a Restricted Stock Bonus Agreement. Value is based on the price of the Company's Common Stock at December 31, 1996 ($16.125). The shares vest in total on April 19, 2001, provided, however that the vesting shall be accelerated such that all shares vest if the closing price of the Company's Common Stock is greater or equal to the following closing price targets:
     $57.00 on April 19, 1998, $42.75 on April 19, 1999 or $28.50 on April 19,
     2000. Should Mr. Wozniak terminate his employment with the Company prior to vesting of the shares, the shares shall be reconveyed to the Company in total (See "Certain Transactions").

 (4) This amount represents two stock option grants, each in the amount of 250,000 shares, one of which was canceled pursuant to a repricing of the Company's stock options on July 1, 1996, to $14.25 per shares. See "Option Grants in Last Fiscal Year" below.

 (5) Represents $3,250 paid to Mr. Wozniak as contributions by the Company under its 401(k) plan and $1,500 paid to Mr. Wozniak from January 1996 to April 1996 for services rendered as a director of the Company.

 (6) Mr. Bonke's compensation for the period January 1994 to April 1996 was for services rendered as Chairman and Chief Executive Officer of the Company. From April 1996 to December 1996, Mr. Bonke's compensation was for services rendered as Chairman.

 (7) Includes options to purchase 133,334 shares of the Company's Common Stock that were canceled on July 1, 1996 and repriced to $14.25 per share. See "Option Grants in Last Fiscal Year" below.

 (8) Represents amounts paid to Mr. Bonke as contributions by the Company under its 401(k) plan.

 (9) All such options were canceled on July 1, 1996 and repriced to $14.25 per share. See "Option Grants in Last Fiscal Year" below.

(10) Includes options to purchase 61,668 shares of the Company's common stock that were canceled on July 1, 1996 and repriced to $14.25 per share. See "Option Grants in Last Fiscal Year" below.

(11) Represents amounts paid to Mr. Stegall as contributions by the Company under its 401(k) plan.

(12) All such options were canceled on July 1, 1996 and repriced to $14.25 per share. See "Option Grants in Last Fiscal Year" below.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides certain information with respect to the grant of stock options under the Company's 1993 Long-Term Stock Incentive Plan (the "Plan") to each of the Named Executive Officers during the fiscal year ended December 31, 1996.

                                            INDIVIDUAL GRANTS
                         -------------------------------------------------------
                         NUMBER OF         % OF TOTAL                                POTENTIAL REALIZABLE VALUE AT
                         SECURITIES         OPTIONS       EXERCISE                 ASSUMED ANNUAL RATE OF STOCK PRICE
                         UNDERLYING        GRANTED TO     PRICE PER                   APPRECIATION FOR OPTION TERM
                          OPTIONS         EMPLOYEES IN      SHARE     EXPIRATION   ----------------------------------
         NAME            GRANTED(#)      FISCAL YEAR(1)   (%/SH)(2)    DATE(3)      0%($)       5%($)        10%($)
-----------------------  ----------      --------------   ---------   ----------   --------   ----------   ----------
Curtis S. Wozniak......    250,000(4)         16.1%        $ 18.00     04/19/06    $ 62,500   $2,931,832   $7,333,950
                           250,000(5)         16.1           14.25     04/19/06     140,750    2,411,128    5,861,415
Neil R. Bonke..........     30,000(6)          1.9           20.25     05/20/99      11,250      108,685      215,841
                            33,334(7)          2.2           14.25     07/26/04      18,767      256,965      590,377
                           100,000(8)          6.5           14.25     05/16/05      56,300      858,896    2,026,124
Armand J. Stegall......     30,000(9)          1.9           14.25     07/01/06      16,890      296,364      725,133
                            11,668(10)         0.8           14.25     07/26/04       6,569       89,946      206,651
                            50,000(11)         3.2           14.25     05/16/05      28,150      429,448    1,013,062

---------------

 (1) Based on a total of 1,548,110 new options granted to employees of the Company in 1996, including the Named Executive Officers, which total includes options for 932,370 shares were repriced. Excluding such repriced options, options for a total of 615,740 shares were granted during 1996. The percent of total options granted to employees in the fiscal year based on 615,740 non-repriced options granted and excluding all repriced options is as follows: Mr. Wozniak -- 40.6% for the 250,000 non-repriced options; Mr. Bonke -- 4.9% for the 30,000 non-repriced options; and Mr.
     Stegall -- 4.9% for the 30,000 non-repriced options.

 (2) The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the date the options were granted.

 (3) The options granted have a term of ten years subject to earlier termination upon the occurrence of certain events related to termination of employment.

 (4) Such option was canceled and repriced on July 1, 1996 to $14.25 per share. See "Ten-Year Option/SAR Repricings" below.

 (5) Options for of 1/16 of the total shares vest on January 19, 1997, and the options for the remaining shares vest quarterly through January 19, 2001.

 (6) Options vest annually over three years, with options for 1/3 of the shares vesting on each anniversary date of the grant.

 (7) Represents options granted on July 1, 1996 in connection with the cancellation of an equal number of existing outstanding options with an exercise price in excess of $14.25 per share. See "Ten-Year Option/SAR Repricings" below. Option vests quarterly beginning July 26, 1995 through July 26, 1997.

 (8) Represents options granted on July 1, 1996 in connection with the cancellation of an equal number of existing outstanding options with an exercise price in excess of $14.25 per share. See "Ten-Year Option/SAR Repricings" below. Options for 1/3 of the total options granted vest on May 16, 1997, and options for the remaining shares vest quarterly through May 16, 1999.

 (9) Options vest quarterly over four years through July 1, 2000.

(10) Represents options granted on July 1, 1996 in connection with the cancellation of an equal number of existing outstanding options with an exercise price in excess of $14.25 per share. See "Ten-Year Option/SAR Repricings" below. Option vests quarterly beginning July 26, 1995 through July 26, 1998.

(11) Represents options granted on July 1, 1996 in connection with the cancellation of an equal number of existing outstanding options with an exercise price in excess of $14.25 per share. See "Ten-Year Option/SAR Repricings" below. Options for 1/3 of the total options granted vest on May 16, 1997, and options for the remaining shares vest quarterly through May 16, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table discloses for the Named Executive Officers information regarding options to purchase the Company's Common Stock exercised during 1996 and options to purchase the Company's Common Stock held at the end of 1996.

                                                                     NUMBER OF
                                                                     SECURITIES               VALUE OF
                                                                     UNDERLYING              UNEXERCISED
                                                                    UNEXERCISED             IN-THE-MONEY
                                                                     OPTIONS AT              OPTIONS AT
                                                                DECEMBER 31, 1996(#)   DECEMBER 31, 1996($)(1)
                                                                --------------------   -----------------------
                                SHARES ACQUIRED      VALUE          EXERCISABLE/            EXERCISABLE/
             NAME               ON EXERCISE(#)    REALIZED($)      UNEXERCISABLE            UNEXERCISABLE
------------------------------  ---------------   -----------   --------------------   -----------------------
Curtis S. Wozniak.............           --               --        10,000/250,000       $        0/$467,500
Neil R. Bonke.................           --               --       184,167/132,501         1,284,901/210,939
Armand J. Stegall.............       13,750        $ 109,147         13,242/87,426            81,079/163,924

---------------

(1) Value is based on the stock price of the Company's Common Stock at December 31, 1996 ($16.125), minus the exercise price.

                       TEN-YEAR OPTION/SAR REPRICINGS(1)

     The following table discloses for any Named Executive Officers during the last four completed fiscal years information regarding all repricings of options.

                                                                                               LENGTH OF
                                   NUMBER OF        MARKET                                     ORIGINAL
                                   SECURITIES      PRICE OF       EXERCISE                    OPTION TERM
                                   UNDERLYING      STOCK AT       PRICE AT                   REMAINING AT
                                  OPTIONS/SARS     TIME OF        TIME OF        NEW            DATE OF
                       DATE OF    REPRICED OR    REPRICING OR   REPRICING OR   EXERCISE      REPRICING OR
        NAME          REPRICING    AMENDED(#)    AMENDMENT($)   AMENDMENT($)   PRICE($)        AMENDMENT
--------------------  ---------   ------------   ------------   ------------   --------    -----------------
Curtis S. Wozniak...   07/01/96      250,000        $14.25        $ 18.000      $14.25     9 years 292 days

Neil R. Bonke.......   07/01/96       33,334         14.25          17.125       14.25     8 years 25 days
                       07/01/96      100,000         14.25          25.000       14.25     8 years 319 days

Armand J. Stegall...   07/01/96       11,668         14.25          17.125       14.25     8 years 25 days
                       07/01/96       50,000         14.25          25.000       14.25     8 years 319 days

William
  Cornwell(2).......   07/01/96       33,334         14.25          17.125       14.25     8 years 25 days
                       07/01/96       80,000         14.25          25.000       14.25     8 years 319 days

---------------

(1) The Company became a reporting company pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934 on July 1, 1993, therefore this table represents only repricings of options during the last four fiscal years by the Company.

(2) Mr. Cornwell served as President and Chief Operating Officer of the Company from April 1993 to April 1996.

EMPLOYMENT AGREEMENTS

     On July 23, 1996, the Company entered into an Employment and Consulting Agreement with Mr. Bonke. Mr. Bonke desired to reduce his time commitment to the Company and the Company desired to retain his services. Pursuant to the Employment and Consulting Agreement, Mr. Bonke will continue to serve as an advisor to the Chief Executive Officer of the Company but shall not be required to devote his full time to the affairs of the Company. Through December 1996, Mr. Bonke's salary continued at the annual rate of $278,000. From January 1, 1997 through June 30, 1997, Mr. Bonke's salary shall be at the monthly rate of $25,000. Mr. Bonke's salary will terminate after June 30, 1997, unless he remains as Chairman of the Board and/or enters into a definitive consulting agreement with the Company, in such instances the Company and Mr. Bonke will agree to appropriate compensation. Pursuant to the Employment and Consulting Agreement, Mr. Bonke shall continue to receive all benefits received by him at the time of the Employment and Consulting Agreement, or made available to executive officers on or after the date thereof, until December 31, 1997. Mr. Bonke will not be eligible to receive an incentive bonus for 1996 or thereafter under the terms of the Employment and Consulting Agreement. Mr. Bonke will continue to serve as Chairman of the Board of the Company, with the consent of the Board. Mr. Bonke may resign as Chairman at any time. Pursuant to the Employment and Consulting Agreement, Mr. Bonke will retire from the Company on January 1, 1998, which date shall be his retirement date for purposes of all stock option agreements and other arrangements between the Company and him. Mr. Bonke shall be entitled to receive any applicable company executive officer retirement benefits.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

     Compensation Policy. The Company's compensation policy as established by the Compensation Committee is that executive officers' total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to such officers should be aligned with the interest of the Company's stockholders. The Company's executive compensation program is designed to attract and retain executive officers who will contribute to the Company's long-term success, to reward executive officers who contribute to the Company's financial performance and to link executive officer compensation and stockholder interests through the Company's 1993 Long-Term Stock Incentive Plan (the "Plan").

     Compensation of the Company's executive officers consists of three principal components: salary, bonus and long-term incentive compensation. In setting compensation for all three components, the Compensation Committee consults surveys that track the executive compensation of other leading companies in the semiconductor and semiconductor equipment industries, many of which are included in the Hambrecht & Quist Semiconductor Sector Index used in the Stock Performance Graph.

     Salary. Base salaries are reviewed annually and set by the Compensation Committee. Salaries are set to be competitive within the semiconductor and semiconductor equipment industry.

     Bonus. The Compensation Committee met in March 1997 to evaluate the performance and set bonuses payable to its executive officers for the 1996 fiscal year. The performance factors utilized by the Compensation Committee to determine whether bonuses should be awarded to the Company's executive officers for fiscal 1996 included the following: reduced sales of the Company's products during the latter part fiscal 1996; the officer's overall individual performance in his position and relative contribution to Company performance during the year; and the Board's desire to retain the executive officer in the face of considerable competition for executive talent within the industry. The Compensation Committee in the future may modify the foregoing criteria or select other performance factors with respect to executive officer bonuses for a given fiscal year.

     For the 1996 fiscal year, the minimum level of bonus compensation of the Company's Chief Executive officer was set forth in Mr. Wozniak's initial employment agreement.

     Long-Term Incentive Awards. The Compensation Committee periodically considers whether to grant awards under the Plan to specific officers based on factors including: the executive officer's position in the Company; his or her performance and responsibilities; the extent to which he or she already holds an equity stake in the Company; equity participation levels of comparable executives and key employees at other similar companies; and the officer's individual contribution to the Company's financial performance. The Plan does not provide any formula for weighing these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as the future anticipated performance and responsibilities of the officer in question.

     Compensation Policy Regarding Deductibility. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1997 will exceed the $1 million limit per officer. The Company's 1993 Long-Term Stock Incentive Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the Plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation.

     In summary, it is the opinion of the Compensation Committee that the adopted executive compensation policies and plans provide the necessary total remuneration package to align properly the Company's performance and the interests of the Company's stockholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

                                          Compensation Committee

                                          Roger D. Emerick
                                          Joseph F. Dox

STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock from the date of the Company's initial public offering (June 24, 1993) through the end of the Company's last fiscal year (December 31, 1996), with the percentage change in the cumulative total return for The Nasdaq Stock Market (U.S. Companies) and the Hambrecht & Quist Semiconductor Sector Index. The comparison assumes an investment of $100 on June 24, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

        Measurement Period                                 Nasdaq Stock      H&Q Semiconductor
      (Fiscal Year Covered)          Electroglas, Inc.    Market -- U.S.          Sector
6/24/93                                            100                 100                 100
06/93                                              100                 102                 100
09/93                                              163                 111                 126
12/93                                              156                 113                 112
03/94                                              177                 108                 127
06/94                                              215                 103                 119
09/94                                              311                 112                 130
12/94                                              209                 110                 137
03/95                                              273                 120                 166
06/95                                              358                 138                 232
09/95                                              426                 154                 263
12/95                                              306                 156                 191
03/96                                              192                 164                 180
06/96                                              178                 177                  73
09/96                                              172                 183                 196
12/96                                              202                 192                 247

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 9, 1995, Messrs. Bonke and Stegall, and on April 4, 1996, Mr. Wozniak, each executive officers of the Company (the "Executive Officers"), entered into agreements with the Company which provide for severance benefits and acceleration of option vesting in the event of a change of control of the Company. Pursuant to the terms of agreements, if the Executive Officer's employment is terminated under certain circumstances during the one-year period following a change in control of the Company, the Company will (i) continue payment of the Executive Officer's base salary then in effect for one year, (ii) pay the Executive Officer a bonus based on a calculation tied to a prior year's bonus, (iii) provide for continuation of medical and dental benefits for one year, (iv) pay the Executive Officer's life insurance premiums and car allowance for one year, (v) pay accrued but unused vacation as of the date of termination,
(vi) accelerate vesting of stock options and restricted shares; provided that, at least one year has elapsed between the date of the agreement and the date of termination of employment and (vii) extend the expiration date of the Executive Officer's vested stock options on the date of termination to six months after the date of termination.

     During 1996, each of Messrs. Wozniak, Stegall and Bonke, were granted non-qualified stock options under the Company's 1993 Long-Term Incentive Plan in the amount of 250,000 option shares and 30,000 option shares, respectively, at an exercise price of $14.25 per share for Messrs. Wozniak and Stegall and in the amount of 30,000 option shares for Mr. Bonke at an exercise price of $20.25 per share.

     On April 1, 1996, the Company entered into agreement with Mr. William J. Cornwell. Pursuant to the terms of the agreement Mr. Cornwell resigned as the Company's President and Chief Operating Officer effective April 1, 1996 and accepted a special assignment as Special Assistant to the Chief Executive Officer until March 31, 1997, at which time Mr. Cornwell retired from the Company. During the term of the agreement Mr. Cornwell's rate and terms of compensation, including stock options and all benefits, remain in effect as of April 1, 1996. In addition, Mr. Cornwell will received a 1996 performance bonus payable on March 1, 1997. Effective April 1, 1997, and continuing thereafter until Mr. Cornwell reaches age 65, the Company will offer Mr. Cornwell and his spouse, at his own expense, the same medical and dental benefits offered the Company's employees. The indemnification provided under the Indemnification Agreement entered into by Mr. Cornwell on August 10, 1993 will continue for any action taken or not taken by Mr. Cornwell while serving in an indemnified capacity pertaining to an Indemnifiable Event (as defined in the Indemnification Agreement) even though he may have ceased to serve in such capacity at the time any proceeding. Effective April 1, 1996, Mr. Cornwell was no longer covered by the terms and conditions of the Change of Control Agreement between the Company and Mr. Cornwell dated June 9, 1995.

     On July 1, 1996, the Company entered into a Restricted Stock Bonus Agreement pursuant to which the Company issued to Mr. Wozniak 100,000 shares of Common Stock of the Company (the "Restricted Stock"). The fair market value of the Company's stock on that date was $14.25. The Restricted Stock cannot be sold, transferred by gift, pledged hypothecated or otherwise transferred or disposed of by Mr. Wozniak prior to being vested on April 19, 2001; provided, however, that the vesting for all Restricted Stock shall be accelerated if the closing stock price of the Company's Common Stock is greater or equal to the following closing price targets: (i) $57.00 on April 19, 1998; (ii) $42.75 on April 19, 1999 or (iii) $28.50 on April 19, 2000. Should Mr. Wozniak, prior to the vesting of all Restricted Stock, terminate his employment with the Company for any reason, with or without cause as defined in the Restricted Stock Bonus Agreement, other than death, total and permanent disability or retirement at normal retirement age at a time when he holds any Restricted Stock, such Restricted Stock shall be deemed reconveyed to the Company without payment of any consideration by the Company. If the Company terminates Mr. Wozniak's employment other than for Cause or if Mr. Wozniak terminates his employment for Good Reason (both as defined in the Electroglas Change of Control Agreement entered into between Mr. Wozniak and the Company -- see above description), and the shares of Restricted Stock subject to the Restricted Stock Bonus Agreement are unvested, the anniversary dates for vesting and acceleration shall in each case be one year earlier.

                                 OTHER MATTERS

     Compliance with Section 16(a) of the Exchange Act. Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the Nasdaq Stock Market. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during fiscal 1996, all Reporting Persons complied with all applicable filing requirements.

     Other Matters. The Board of Directors knows of no other business which will be presented to the Special Meeting. If any other business is properly brought before the Special Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

     Incorporation By Reference. The Company's audited Selected Consolidated Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements are incorporated herein by reference to pages 14 through 33 of the Company's 1996 Annual Report to Stockholders.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          LOGO
                                          Armand J. Stegall
                                          Secretary

July 17, 1997
Santa Clara, California

                               ELECTROGLAS, INC.

                           1997 STOCK INCENTIVE PLAN

     1. PURPOSES OF THE PLAN. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the Company's business.

     2. DEFINITIONS. As used herein, the following definitions shall apply:

          (a) "Administrator" means the Board or any of the Committees appointed to administer the Plan.

          (b) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

          (c) "Applicable Laws" means the legal requirements relating to the administration of stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents therein.

          (d) "Award" means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Performance Unit, Performance Share, or other right or benefit under the Plan.

          (e) "Award Agreement" means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

          (f) "Board" means the Board of Directors of the Company.

          (g) "Change in Control" means a change in ownership or control of the Company effected through either of the following transactions:

             (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

             (ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

          (h) "Code" means the Internal Revenue Code of 1986, as amended.

          (i) "Committee" means any committee appointed by the Board to administer the Plan.

          (j) "Common Stock" means the common stock of the Company.

          (k) "Company" means Electroglas, Inc., a Delaware corporation.

          (l) "Consultant" means any person who is engaged by the Company or any Related Entity to render consulting or advisory services as an independent contractor and is compensated for such services.

          (m) "Continuing Directors" means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six
     (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

          (n) "Continuous Status as an Employee, Director or Consultant" means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant, is not interrupted or terminated. Continuous Status as an Employee, Director or Consultant shall not be considered interrupted in the case of (i) any approved leave of absence or (ii) transfers between locations of the Company or among the Company, any Related Entity, or any successor in any capacity of Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

          (o) "Corporate Transaction" means any of the following stockholder-approved transactions to which the Company is a party:

             (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

             (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company's subsidiary corporations) in connection with the complete liquidation or dissolution of the Company; or

             (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

          (p) "Covered Employee" means an Employee who is a "covered employee" under Section 162(m)(3) of the Code.

          (q) "Director" means a member of the Board.

          (r) "Dividend Equivalent Right" means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

          (s) "Employee" means any person, including an Officer or Director, who is an employee of the Company or any Related Entity. The payment of a director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

          (t) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (u) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

             (i) Where there exists a public market for the Common Stock, the Fair Market Value shall be (A) the closing price for a Share for the last market trading day prior to the time of the determination (or, if no closing price was reported on that date, on the last trading date on which a closing price was reported) on the stock exchange determined by the Administrator to be the primary market for the Common Stock or the Nasdaq National Market, whichever is applicable or (B) if the Common Stock is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq Small Cap Market for the day prior to the time of the determination (or, if no such prices were reported on that date, on the last date on which such prices were reported), in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

             (ii) In the absence of an established market of the type described in (i), above, for the Common Stock, the Fair Market Value thereof shall be determined by the Administrator in good faith.

          (v) "Grantee" means an Employee, Director or Consultant who receives an Award under the Plan.

          (w) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

          (x) "Non-Qualified Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

          (y) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (z) "Option" means a stock option granted pursuant to the Plan.

          (aa) "Parent" means a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (bb) "Performance-Based Compensation" means compensation qualifying as "performance-based compensation" under Section 162(m) of the Code.

          (cc) "Performance Shares" means Shares or an award denominated in Shares which may be earned in whole or in part upon attainment of performance criteria established by the Administrator.

          (dd) "Performance Units" means an award which may be earned in whole or in part upon attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

          (ee) "Plan" means this 1997 Stock Incentive Plan.

          (ff) "Related Entity" means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary holds an ownership interest, directly or indirectly.

          (gg) "Restricted Stock" means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

          (hh) "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

          (ii) "SAR" means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

          (jj) "Share" means a share of the Common Stock.

          (kk) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

          (ll) "Subsidiary Disposition" means the disposition by the Company of its equity holdings in any subsidiary corporation effected by a merger or consolidation involving that subsidiary corporation, the sale of all or substantially all of the assets of that subsidiary corporation or the Company's sale or distribution of substantially all of the outstanding capital stock of such subsidiary corporation.

     3. STOCK SUBJECT TO THE PLAN.

          (a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to Awards shall be 750,000 Shares. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

          (b) If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Award exchange program, or if any unissued Shares are retained by the Company upon exercise of an Award in order to satisfy the exercise price for such Award or any withholding taxes due with respect to such Award, such unissued or retained Shares shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

     4. ADMINISTRATION OF THE PLAN.

        (a) Plan Administrator.

             (i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by
        (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

             (ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

             (iii) Administration With Respect to Covered
        Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the "Administrator" or to a "Committee" shall be deemed to be references to such Committee or subcommittee.

             (iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

          (b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

             (i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

             (ii) to determine whether and to what extent Awards are granted hereunder;

             (iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

             (iv) to approve forms of Award Agreement for use under the Plan;

             (v) to determine the terms and conditions of any Award granted hereunder;

             (vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee's rights under an outstanding Award shall not be made without the Grantee's written consent;

             (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

             (viii) to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions and to afford Grantees favorable treatment under such laws; provided, however, that no Award shall be granted under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

             (ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

          (c) Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be conclusive and binding on all persons.

     5. ELIGIBILITY. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company, a Parent or a Subsidiary. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in foreign jurisdictions as the Administrator may determine from time to time.

     6. TERMS AND CONDITIONS OF AWARDS.

          (a) Type of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) an Option, a SAR or similar right with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock or other securities issued by a Related Entity. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Dividend Equivalent Rights, Performance Units or Performance Shares, and an Award may consist of one such security or benefit, or two or more of them in any combination or alternative.

          (b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the date the Option with respect to such Shares is granted.

          (c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, increase in share price, earnings per share, total stockholder return, return on equity, return on assets, return on investment, net operating income, cash flow, revenue, economic value added, personal management objectives, or other measure of performance selected by the Administrator. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

          (d) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

          (e) Award Exchange Programs. The Administrator may establish one or more programs under the Plan to permit selected Grantees to exchange an Award under the Plan for one or more other types of Awards under the Plan on such terms and conditions as determined by the Administrator from time to time.

          (f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

          (g) Individual Option and SAR Limit. The maximum number of Shares with respect to which Options and SARs may be granted to any Employee in any fiscal year of the Company shall be Five Hundred Thousand (500,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company's capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to an Employee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Employee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

          (h) Early Exercise. The Award may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or to any other restriction the Administrator determines to be appropriate.

          (i) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.

          (j) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee; provided, however, that the Grantee may designate a beneficiary of the Grantee's Incentive Stock Option in the event of the Grantee's death on a beneficiary designation form provided by the Administrator. Other Awards shall be transferable to the extent provided in the Award Agreement.

          (k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator. Notice of the grant determination shall be given to each Employee, Director or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.

     7. AWARD EXERCISE OR PURCHASE PRICE, CONSIDERATION, TAXES AND RELOAD
OPTIONS.

          (a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

             (i) In the case of an Incentive Stock Option:

                (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

                (B) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

             (ii) In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

             (iii) In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

             (iv) In the case of other Awards, such price as is determined by the Administrator.

          (b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

           (i) cash;

           (ii) check;

             (iii) delivery of Grantee's promissory note with such recourse, interest, security, and redemption provisions as the Administrator determines as appropriate;

             (iv) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised (but only to the extent that such exercise of the Award would not result in an accounting compensation charge with respect to the Shares used to pay the exercise price unless otherwise determined by the Administrator);

             (v) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Award and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

             (vi) any combination of the foregoing methods of payment.

          (c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award, the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

          (d) Reload Options. In the event the exercise price or tax withholding of an Option is satisfied by the Company or the Grantee's employer withholding Shares otherwise deliverable to the Grantee, the

     Administrator may issue the Grantee an additional Option, with terms identical to the Award Agreement under which the Option was exercised, but at an exercise price as determined by the Administrator in accordance with the Plan.

     8. EXERCISE OF AWARD.

        (a) Procedure for Exercise; Rights as a Stockholder.

             (i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

             (ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to an Award, notwithstanding the exercise of an Option or other Award. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Award Agreement or
        Section 10, below.

          (b) Exercise of Award Following Termination of Employment, Director or Consulting Relationship.

             (i) An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee's Continuous Status as an Employee, Director or Consultant only to the extent provided in the Award Agreement.

             (ii) Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee's Continuous Status as an Employee, Director or Consultant for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

             (iii) Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee's Continuous Status as an Employee, Director or Consultant shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

          (c) Buyout Provisions. The Administrator may at any time offer to buy out for a payment in cash or Shares, an Award previously granted, based on such terms and conditions as the Administrator shall establish and communicate to the Grantee at the time that such offer is made.

     9. CONDITIONS UPON ISSUANCE OF SHARES.

          (a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

     10. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other similar event resulting in an increase or decrease in the number of issued shares of Common Stock. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

     11. CORPORATE TRANSACTIONS/CHANGES IN CONTROL/SUBSIDIARY
DISPOSITIONS. Except as may be provided in an Award Agreement:

          (a) In the event of a Corporate Transaction, each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer and repurchase or forfeiture rights, immediately prior to the specified effective date of such Corporate Transaction, for all of the Shares at the time represented by such Award. Effective upon the consummation of the Corporate Transaction, all outstanding Awards under the Plan shall terminate unless assumed by the successor company or its Parent.

          (b) In the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer and repurchase or forfeiture rights, immediately prior to the specified effective date of such Change in Control, for all of the Shares at the time represented by such Award. Each such Award shall remain so exercisable until the expiration or sooner termination of the applicable Award term.

          (c) In the event of a Subsidiary Disposition, each Award with respect to those Grantees who are at the time engaged primarily in Continuous Status as an Employee or Consultant with the subsidiary corporation involved in such Subsidiary Disposition which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any restrictions on transfer and repurchase or forfeiture rights, immediately prior to the specified effective date of such Subsidiary Disposition, for all of the Shares at the time represented by such Award Each such Award shall remain so exercisable until the expiration or sooner termination of the Award term.

          (d) The portion of any Incentive Stock Option accelerated under this
     Section 11 in connection with a Corporate Transaction, Change in Control or Subsidiary Disposition shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of
     Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the accelerated excess portion of such Option shall be exercisable for a term of ten (10) years unless sooner terminated.

     12. TERM OF PLAN. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated.

     13. AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN.

          (a) The Board may at any time amend, suspend or terminate the Plan. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

          (b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

          (c) Any amendment, suspension or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.

     14. RESERVATION OF SHARES.

          (a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

          (b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     15. NO EFFECT ON TERMS OF EMPLOYMENT. The Plan shall not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

     16. STOCKHOLDER APPROVAL. The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall terminate.

P
                               ELECTROGLAS, INC.
R                             2901 CORONADO DRIVE
                         SANTA CLARA, CALIFORNIA 95054
O
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X          FOR THE SPECIAL MEETING OF STOCKHOLDERS ON AUGUST 27, 1997

Y
        CURTIS S. WOZNIAK and ARMAND J. STEGALL, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Electroglas, Inc. (the "Company"), to be held on Wednesday, August 27, 1997, and any adjustments or postponements thereof.

        SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date on the reverse side. You need not mark any boxes.


                                                                  SEE REVERSE
                                                                     SIDE


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                  DETACH HERE

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

     Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR PROPOSAL 1. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.

     The Board of Directors recommends a vote FOR proposal 1.

     1. Approval of the Electroglas, Inc.     FOR      AGAINST      ABSTAIN
        1997 Stock Incentive Plan.            [ ]        [ ]          [ ]

           MARK HERE    [ ]
          FOR ADDRESS
           CHANGE AND
          NOTE AT LEFT

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

     Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full file as such.



Signature: _______________ Date: ______ Signature: ______________ Date: ______